JPM268A                                                               Schedule A
                              The Series Portfolio

                            Investment Advisory Fees

The Asia Growth Portfolio1

 .80% of the average daily net assets of the Portfolio

The Japan Equity Portfolio1

 .65% of the average daily net assets of the Portfolio

The European Equity Portfolio1

 .65% of the average daily net assets of the Portfolio

The Disciplined Equity Portfolio2

 .35% of the average daily net assets of the Portfolio

The Global Strategic Income Portfolio2

 .45% of the average daily net assets of the Portfolio

The International Opportunities Portfolio2

 .60% of the average daily net assets of the Portfolio


1Approved July 7, 1994
2Approved October 10, 1996